Exhibit 5.2

CONSENT OF FRASER MILNER CASGRAIN LLP

We hereby consent to the reference to our opinion under “Eligibility for Investment” and the reference to our name in the section “Legal Matters” in the Registration Statement on Form F-10 of DragonWave Inc. filed on September 24, 2009. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Ottawa, Canada
Date: September 24, 2009

/s/ FRASER MILNER CASGRAIN LLP

Fraser Milner Casgrain LLP